As filed with the Securities and Exchange Commission on July 10, 1997.
                                            Registration No. 333-




                     SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.   20549
                               __________

                                  FORM S-8
                           REGISTRATION STATEMENT
                                   under
                         THE SECURITIES ACT OF 1933
                                 __________
                           Freeport-McMoRan Inc.
          (Exact name of registrant as specified in its charter)

          Delaware                                           13-3051048
(State or other jurisdiction                            (I.R.S. Employer
of incorporation or organization)                      Identification No.)


                            1615 Poydras Street
                       New Orleans, Louisiana 70112
               (Address, including zip code, of registrant's
                        principal executive offices)


                Freeport-McMoRan Inc. 1996 Stock Option Plan
                          (Full title of the plan)
                                 __________

                              Roger T. Baker
                     Vice President and General Counsel
                           Freeport-McMoRan Inc.
                            1615 Poydras Street
                        New Orleans, Louisiana 70112
                               (504) 582-4000

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                Copy to:

                           Margaret F. Murphy
        Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.
                         201 St. Charles Avenue
                   New Orleans, Louisiana 70170-5100



                             CALCULATION OF REGISTRATION FEE

                                                       Proposed maximum     Proposed maximum      Amount of
      Title of              Amount to be                offering price         aggregate         registration
  securities to be         registered(1)                   per unit         offering price           fee
     registered
___________________       __________________        ____________________   ___________________   ______________

Common Stock (par
value $.01 per share)         649,002 Shares               $34.81250(2)      $22,593,382.13(2)   $  6,846.48(2)

Common Stock (par
value $.01 per share)         650,998 Shares               $28.03125(3)      $18,248,287.69(3)   $  5,529.79(3)

Total Common Stock          1,300,000 Shares                                 $40,841,669.82      $ 12,376.27



(1) Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving Common Stock of the Company, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.
(2) Computed in accordance with Rule 457(h)(1) under the Securities Act of 1933, based on the price at which such options may be exercised.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low price per share of the Common Stock on the Composite Tape for New York Stock Exchange - Listed Stocks on July 8, 1997.





                             PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

     The  following  documents,   which   have  been  filed  by
Freeport-McMoRan Inc. (the "Company") with  the  Securities and
Exchange Commission (the "SEC"), are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996 filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act");

     (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 filed pursuant to Section 13 of the Exchange Act;

     (3)  All other  reports  filed  by the Company pursuant to
Section 13 of the Exchange Act since December 31, 1996; and

     (4) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-B dated March 23, 1981, filed under the Exchange Act, including any amendment thereto or report filed for the purpose of updating such description.

     All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the SEC, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of Delaware empowers the Company to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving as such with respect to another corporation or other entity at the request of the Company. Article XXIV of the Company's By-Laws and Article ELEVENTH of the Company's Certificate of Incorporation provide that each person who was or is made a party to (or is threatened to be made a party to) or is otherwise involved in any action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Company shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of Delaware against all expenses, liability and loss (including without limitation attorney's fees, judgments, fines and amounts paid in settlement) reasonably incurred by such person in connection therewith. The rights conferred by Article XXIV and Article ELEVENTH, as the case may be, are contractual rights and include the right to be paid by the Company the expenses incurred in defending such action, suit or proceeding in advance of the final disposition thereof.

     Article ELEVENTH of the Company's Certificate of Incorporation provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (d) for transactions from which directors derive improper personal benefit.

     The Company has purchased from Reliance Insurance Company, Executive Risk Indemnity Inc. and another insurer directors and officers liability policies with a combined triennial aggregate limit of $100,000,000 to insure certain liabilities of its directors and officers.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     5    Opinion  of  Jones,  Walker,   Waechter,   Poitevent,
          Carrere & Denegre, L.L.P.

     15 Letter from Arthur Andersen LLP concerning unaudited interim financial information.

     23.1 Consent of Arthur Andersen LLP.

     23.2 Consent  of   Jones,   Walker,  Waechter,  Poitevent,
          Carrere & Denegre, L.L.P. (included in Exhibit 5).

     24   Powers   of   Attorney   pursuant   to   which   this
          Registration Statement has been signed on behalf of certain officers and directors of the Company.

Item 9.  Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this regis-tration statement to include any material information with re-spect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                  SIGNATURES

      The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on July 10, 1997.

                                          Freeport-McMoRan Inc.



                                          By:   /s/ Richard C. Adkerson
                                               __________________________
                                                    Richard C. Adkerson
                                                 Vice Chairman of the Board


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    Signature                              Title                      Date


     *                   Director  and Chairman of the Board     July 10, 1997
___________________
James R. Moffett


/s/  Richard C. Adkerson     Director and Vice Chairman of      July   10, 1997
                                      the Board
___________________
Richard C. Adkerson


     *                      Director, President and             July   10, 1997
____________________            Chief Executive
Rene L. Latiolais      Officer (Principal Executive Officer)


     *                    Senior  Vice President and            July   10, 1997
____________________       Chief Financial Officer
                         (Principal Financial Officer)
Robert M. Wohleber


     *                   Controller-Financial Reporting         July   10, 1997
____________________    (Principal Accounting Officer)
William J. Blackwell

     *                          Director                        July   10, 1997
____________________
Robert W. Bruce III


     *                          Director                       July    10, 1997
____________________
Robert A. Day


     *                          Director                       July    10, 1997
____________________
William B. Harrison, Jr.


     *                          Director                       July    10, 1997
____________________
Henry A. Kissinger


     *                          Director                       July    10, 1997
____________________
Bobby L. Lackey


     *                          Director                       July    10, 1997
____________________
Gabrielle K. McDonald


     *                          Director                       July    10, 1997
____________________
George Putnam


     *                          Director                       July    10, 1997
____________________
B.M. Rankin, Jr.


     *                          Director                       July    10, 1997
____________________
J. Taylor Wharton



*By:  /s/ Richard C. Adkerson
      _______________________
      Richard C. Adkerson
      Attorney-in-Fact



                          EXHIBIT INDEX


                                                                  Sequentially
Exhibit                                                           Numbered
Number              Description   of   Exhibits                   Page
_______             ___________________________                   ____________


5             Opinion   of   Jones,   Walker,   Waechter,
              Poitevent, Carrere & Denegre, L.L.P.

15 Letter from Arthur Andersen LLP concerning unaudited interim financial information.

23.1          Consent of Arthur Andersen LLP.

23.2          Consent   of   Jones,   Walker,   Waechter,
              Poitevent,    Carrere &   Denegre,   L.L.P.
              (included in Exhibit 5).

24 Powers of Attorney pursuant to which this Registration Statement has been signed on behalf of certain officers and directors of the Company.